Exhibit 10.3

THIS CONSULTING AGREEMENT (“Agreement”) shall be effective as of the 1st day of April 2017

BETWEEN:

WESTERN URANIUM CORPORATION, a corporation

incorporated under the laws of Ontario, having offices

at Suite 700, 10 King Street East, Toronto,

Ontario M5C 1C3 (hereinafter called “Western”)

OF THE FIRST PART

-and-

Baobab Asset Management LLC, 3 Greenwich Office Park,

Suite 102, Greenwich, CT 06831 (hereinafter called the
“Consultant”)

OF THE SECOND PART

WHEREAS, Western wishes to contract the consulting services of Baobab Asset Management LLC to acquire the services of Russell Fryer; and

WHEREAS, Russell Fryer through Baobab Asset Management LLC is prepared to provide the Services set out in Exhibit “A” attached hereto.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

1.	Management Services. The Consultant shall perform the services as detailed in Exhibit “A” – Scope of Services (“Services”) which exhibit shall be deemed a part hereof. Each change in the Services must be authorized in advance in writing by George Glasier, Chief Executive Officer of Western (“CEO”).

2.	Term of Agreement. The term of this agreement is for an initial three month period from April 1, 2017 to June 30, 2017 (“Initial Term”) and may only be extended on a month-to-month basis by George Glasier, CEO, upon seven (7) calendar days’ notice prior to the last day of the term hereof and each last day of any month to which this Agreement is extended.

3.	Compensation. As full consideration for performance of the Services Western will pay the Consultant according to Exhibit “B” – “Compensation for Services” which shall be deemed a part hereof.

4.	Invoicing and Payment. On a monthly basis, Consultant shall render an invoice, whereby Compensation shall be payable monthly in arrears on the last day of the month.

5.	Compliance with Law and Corporate Policy. In the performance of the Services hereunder, the Consultant shall comply with and observe all applicable laws, regulations and orders of any proper authority having jurisdiction over the Services together with all corporate policies of Western in effect from time-to-time. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and of Canada applicable therein.

6.	Performance of Duties. The Consultant agrees to perform duties as a consultant efficiently, professionally and effectively during the term of this agreement. Consultant shall report to and work toward achieve the goals and objectives set forth by CEO.

7.	Share Sale Restriction. Consultant agrees not to sell shares of Western beginning on the date of this Agreement and throughout the term of the Agreement, including any extension as elected by CEO, without the written approval of CEO. After Western is adequately capitalized, as determined by CEO, Consultant can petition in writing that the Share Sale Restriction be temporarily waived. If Western, through its CEO, consents to a temporary waiver, Western will provide written notice. Western agrees to cooperate to the extent it is in the best interest of Western, with private shares for debt transactions which would alleviate Consultant’s need for public share sales of Western.

8.	Notices. Any notice required or permitted to be given hereunder shall be in writing and shall be sufficiently given if hand delivered, emailed or, if mailed by prepaid registered mail, addressed to the other party at the following addresses, or to such other addresses as the parties may advise each other from time-to-time in writing.

If to Western:

WESTERN URANIUM CORPORATION

10 King Street East, Suite 700

Toronto, Ontario M5C 1C3 Attn: President

Email: gglasier@western-uranium.com

If to the Consultant:

BAOBAB ASSET MANAGEMENT LLC

3 Greenwich Office Park, Suite 102

Greenwich, CT 06831 Attn: Russell Fryer

Email: rfryer@baobabllc.com

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Any notice shall be deemed to have been received by the parties (a) if hand delivered on the date of delivery, (b) if by email to the above designated email addresses on the date sent or (c) if mailed by prepaid registered mail on the fourth business day following the date of mailing.

11. Entire Agreement. This Agreement (together with the Exhibits attached hereto) represents the entire understanding and agreement concerning the Services. Each of the parties shall from time to time and, at all times, do all further acts and execute and deliver all such further documents and assurances, as may be reasonably required, in order to fully perform and carry out the terms of this Agreement.

IN WITNESS WHEREOF the parties hereto have entered into this Agreement which shall be effective as of the date first written above.

WESTERN URANIUM CORPORATION		BAOBAB ASSET MANAGEMENT LLC

/s/ George E. Glasier		/s/ Russell S. Fryer

By:	George Glasier	By:	Russell Fryer
Title:	President and Chief Executive Officer	Title:	Chief Executive Officer

April 24, 2017		April 21, 2017
Date		Date

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EXHIBIT “A”

SERVICES

The Consultant will provide the following Services to Western:

●	Support the CEO in the capital raising process as a primary function when Western is engaging in a placement offering. Western is currently engaged in a private placement and unless Consultant personally identifies and secures US$500,000.00 before the end of the term of this Agreement, it is not the intent to continue this Agreement beyond the Initial Term. Consultant is being engaged primarily to raise capital for Western. All other services are secondary and will be performed only after substantial efforts have been rendered with regards to the capital raise.

●	Analyze and identify within the uranium sector, strategic relationships meeting the transactional specifications of CEO.

●	Perform capital markets activities including liaising with potential institutional and retail investors, buy-side, sell-side, the retail market, media, and investor relations firms to increase WUC market visibility; meeting and presenting Western’s investment thesis as requested by CEO.

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EXHIBIT “B”

COMPENSATION

Western shall pay the following amounts to Baobab Asset Management LLC

Monthly

Compensation of Fifteen Thousand Dollars (USD $15,000.00) shall be payable monthly on the 15th day of each month. Western agrees to reimburse Baobab for all travel and accommodation expenses associated with providing the Services set out in Exhibit “A” over the term of the Agreement. This shall not include any rent reimbursement, but shall include reimbursement of Bloomberg LP subscription. All travel/accommodation expenses in excess of One Hundred Dollars ($100.00) shall first be approved by CEO.

Change of Control Bonus

Consultant shall be paid a bonus where Consultant introduces the counterparty (the “Introduced Counterparty”) and on or before April 1, 2018, Western completes a merger or consolidation with the Introduced Counterparty whereby immediately following the consummation of such merger or consolidation, in a transaction or series of transactions, Western shareholders after such merger or consolidation do not own fifty percent (50%) or more of the voting shares of stock of the surviving successor company (“Change of Control”). Upon meeting the aforementioned conditions, the Consultant shall be paid a Change of Control bonus in an amount of $350,000, payable in a lump sum within thirty (30) days of the date of the Change of Control. A list of each Introduced Counterparty (the “List”) shall be given to the Western CEO at the beginning of this Agreement. The List may be amended from time-to-time to add additional Introduced Counterparties. Consultant will request the addition of proposed counterparties to the List, and Western will promptly notify Consultant if Western has a prior relationship with proposed counterparty or acknowledge acceptance as an Introduced Counterparty in writing. Consultant acknowledges Western has been in discussions with Uranium Energy Corporation, UR Energy Corporation, Energy Fuels Inc. and Anfield Resources Corporation and any transaction concluded with these companies is specifically excluded from this provision.

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